PROSPECTUS
                                                                 October 1, 2001
T. ROWE PRICE


Personal Strategy Funds


 Three funds with different mixes of stocks, bonds, and money market securities and different risk and reward potential.

 The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

T. Rowe Price Personal Strategy Funds, Inc.
  Personal Strategy Income Fund
  Personal Strategy Balanced Fund
  Personal Strategy Growth Fund
Prospectus

October 1, 2001


1             ABOUT THE FUNDS
              Objective, Strategy, Risks, and Expenses      1
              -----------------------------------------------
              Other Information About the Funds             7
              -----------------------------------------------

              T. ROWE PRICE ACCOUNT INFORMATION
2
              Pricing Shares and Receiving                  9
              Sale Proceeds
              -----------------------------------------------
              Useful Information on Distributions          12
              and Taxes
              -----------------------------------------------
              Transaction Procedures and                   15
              Special Requirements
              -----------------------------------------------

3             MORE ABOUT THE FUNDS
              Organization and Management                  19
              -----------------------------------------------
              Understanding Performance Information        21
              -----------------------------------------------
              Investment Policies and Practices            21
              -----------------------------------------------
              Financial Highlights                         32
              -----------------------------------------------

4             INVESTING WITH T. ROWE PRICE
              Account Requirements                         36
              and Transaction Information
              -----------------------------------------------
              Opening a New Account                        37
              -----------------------------------------------
              Purchasing Additional Shares                 38
              -----------------------------------------------
              Exchanging and Redeeming Shares              39
              -----------------------------------------------
              Rights Reserved by the Funds                 40
              -----------------------------------------------
              Information About Your Services              41
              -----------------------------------------------
              T. Rowe Price Brokerage                      44
              -----------------------------------------------
              Investment Information                       45
              -----------------------------------------------
              T. Rowe Price Privacy Policy                 46
              -----------------------------------------------



 Founded in 1937 by the late Thomas Rowe Price, Jr., T. Rowe Price Associates, Inc., and its affiliates managed $158.6 billion for more than eight million individual and institutional investor accounts as of June 30, 2001.
 Mutual fund shares are not deposits or obligations of, or guaranteed by, any depository institution. Shares are not insured by the FDIC, Federal Reserve, or any other government agency, and are subject to investment risks, including possible loss of the principal amount invested.

 ABOUT THE FUNDS
 OBJECTIVE, STRATEGY, RISKS, AND EXPENSES
 ----------------------------------------------------------

 What is each fund's objective?


  . Income Fund The highest total return over time consistent with a primary emphasis on income and a secondary emphasis on capital growth. We pursue this objective by investing in a diversified portfolio typically consisting of about 40% stocks, 40% bonds, and 20% money market securities.

  . Balanced Fund The highest total return over time consistent with an emphasis on both capital growth and income. We pursue this objective by investing in a diversified portfolio typically consisting of about 60% stocks, 30% bonds, and 10% money market securities.

  . Growth Fund The highest total return over time consistent with a primary emphasis on capital growth and a secondary emphasis on income. We pursue this objective by investing in a diversified portfolio typically consisting of about 80% stocks and 20% bonds and money market securities.



   3 Generally, the greater the portion of stocks in the fund, the higher the fund's potential return over time and the greater the risk of price declines.


 What is each fund's principal investment strategy?


   Under normal conditions, allocations for each fund can vary by 10 percentage points above or below the benchmarks shown in the table on the next page, based on our outlook for the economy and the financial markets. Domestic stocks are drawn from the overall U.S. market while international stocks are selected primarily from large companies in developed markets. Bonds, which can include foreign issues, are primarily investment grade (four highest credit ratings) and are chosen across the entire government, corporate, and mortgage-backed bond market. Maturities reflect the managers' outlook for interest rates.


   When deciding upon allocations within these prescribed limits, managers may favor fixed-income securities if the economy is expected to slow sufficiently to hurt corporate profit growth. The opposite may be true when strong economic growth is expected. And when selecting particular stocks, managers will examine relative values and prospects among growth- and value-oriented stocks, domestic and international stocks, and small- to large-cap stocks. This process draws heavily upon T. Rowe Price's proprietary stock research expertise. While the fund maintains a well-diversified portfolio, the manager may at a particular time shade stock selection toward markets or market sectors that appear to offer attractive value and appreciation potential.

T. ROWE PRICE                                 2

   Much the same security selection process applies to bonds. For example, when deciding on whether to adjust allocations to high-yield (junk) bonds, managers will weigh such factors as the outlook for the economy and corporate earnings and the yield advantage lower-rated bonds offer over investment-grade bonds.


 Table 1  Differences Among Funds
                                 Benchmark                          Relative income           Risk/reward relative to
  Fund                           allocations             Ranges     level                     each other
  Income                         40% Stocks              30 - 50%   Higher -                  Lower
                                 40% Bonds               30 - 50    distributes
                                 20% Money markets       10 - 30    quarterly
                                 --------------------------------------------------------------------------------------------
  Balanced                       60% Stocks              50 - 70    Moderate -                More than Income,
                                 30% Bonds               20 - 40    distributes               less than
                                 10% Money markets         0 - 20   quarterly                 Growth
                                 --------------------------------------------------------------------------------------------
  Growth                         80% Stocks              70 - 90    Lower -                   Higher
                                 20% Bonds and           10 - 30    distributes
                                 m                                  annually
                                 o
                                 ney
                                 m
                                 arkets
 ---------------------------------------------------------------------------------------------------------------------------------




   We may also invest in other securities, including futures, options, and swaps, in keeping with each fund's objective.


   Securities may be sold for a variety of reasons, such as to effect a change in asset allocation, secure a gain, limit a loss, or redeploy assets into more promising opportunities.


   3 For details about each fund's investment program, please see the Investment
     Policies and Practices section.


 What are the main risks of investing in the funds?

   Each fund's program of investing in stocks, bonds, and money market securities exposes it to a variety of risks. Each of these is proportional to the percentage of assets the fund has in these securities. The risks include:

  . Risks of stock investing Stock prices can fall because of weakness in the broad market, a particular industry, or specific holdings. The market as a whole can decline for many reasons, including adverse political or economic developments here or abroad, changes in investor psychology, or heavy institutional selling. The prospects for an industry or company may deteriorate because of a variety of factors, including disappointing earnings or changes in the competitive environment. In addition, our assessment of companies held in the fund may prove incorrect, resulting in losses or poor performance even in a rising market. Finally, a fund's investment approach could fall out of favor with the investing public, resulting in lagging performance versus other types of funds.

  . Risks of bond investing Bonds have two main sources of risk. Interest rate risk is the decline in bond prices that usually accompanies a rise in interest rates. Longer-maturity bonds typically suffer greater declines than those with shorter

ABOUT THE FUNDS                               3

   maturities. Mortgage securities can react somewhat differently than regular bonds to interest rate changes. Falling rates can cause losses of principal due to increased mortgage prepayments. Rising rates can lead to decreased prepayments and greater volatility. Credit risk is the chance that any fund holding could have its credit downgraded, or that a bond issuer will default (fail to make timely payments of interest or principal), potentially reducing the fund's income level and share price.

   While each fund expects to invest primarily in investment-grade bonds, they may also hold high-yield (junk) bonds, including those with the lowest rating. Investment-grade bonds are those rated from the highest (AAA) to medium (BBB) quality, and high-yield bonds are rated BB and lower. The latter are speculative since their issuers are more vulnerable to financial setbacks and recession than more creditworthy companies, but BBB rated bonds may have speculative elements as well. High-yield bond issuers include small companies lacking the history or capital to merit investment-grade status, former blue chip companies downgraded because of financial problems, and firms with heavy debt loads.

  . Risks of foreign securities To the extent each fund invests in foreign stocks and bonds, it is also subject to the special risks associated with such investments whether denominated in U.S. dollars or foreign currencies. These risks include potentially adverse political and economic developments overseas, greater volatility, less liquidity, and the possibility that foreign currencies will decline against the dollar, lowering the value of securities denominated in those currencies.

   As with any mutual fund, there can be no guarantee the funds will achieve their objectives.


   3 Each fund's share price may decline, so when you sell your shares, you may lose money.


 How can I tell which fund is most appropriate for me?

   Consider your investment goals, your time horizon for achieving them, and your tolerance for risk; see the table entitled Differences Among Funds to help you choose a fund for your particular needs. Your time horizon should play a major role in the choice of investments. A fundamental investment principle is that if you have a longer horizon, say 15 years, you can pursue a more aggressive program than if it is shorter, perhaps five years. Also, you may seek a more aggressive approach at a particular stage of life but a more balanced or conservative approach as their circumstances change.

  . Income Fund is designed for investors seeking a relatively conservative approach to capital growth as well as current income. The fund could be appropriate for an investor with an intermediate time horizon.

T. ROWE PRICE                                 4


  . Balanced Fund is intended for those seeking a middle-of-the-road approach that emphasizes stocks for potential capital appreciation but also produces significant income to temper volatility. The fund should be appropriate for intermediate- to long-term investment goals.

  . Growth Fund is designed for more aggressive investors with a long-term horizon who want significant exposure to stocks and can withstand inevitable setbacks in an effort to achieve potential long-term growth.

   Each fund can be used in both regular and tax-deferred accounts, such as IRAs.



   3 The fund or funds you select should not represent your complete investment program or be used for short-term trading purposes.


 How has each fund performed in the past?

   The bar charts showing calendar year returns and the average annual total return table indicate risk by illustrating how much returns can differ from one year to the next and over time. Fund past performance is no guarantee of future returns.

   The funds can also experience short-term performance swings, as shown by the best and worst calendar quarter returns during the years depicted in the charts.

 LOGO                     LOGO


 The Income Fund's total
 return for the six       The Balanced Fund's total return for the six months
 months                   ended 6/30/01 was -1.85%.
 ended 6/30/01 was
 -0.20%.

ABOUT THE FUNDS                               5


LOGO


            The Growth Fund's total return for the six months ended 6/30/01 was -3.59%.




                     Calendar Year Total Returns
     Fund       "95"   "96"   "97"   "98"   "99"   "00"
 -------------------------------------------------------------
  Income       24.71  11.79  15.01  11.50   5.17  6.59
  Balanced     28.15  14.20  17.79  13.90   7.95  5.60
  Growth       31.43  17.68  20.56  15.65  11.21  4.70
 -------------------------------------------------------------


 Income Fund       Quarter ended Total return

 Best quarter     6/30/97 8.01%

 Worst quarter    9/30/98 -3.87%

 Balanced Fund     Quarter ended Total return

 Best quarter     12/31/9811.16%

 Worst quarter    9/30/98 -6.62%

 Growth Fund       Quarter ended Total return

 Best quarter     12/31/9814.13%

 Worst quarter    9/30/98 -9.02%




 Table 2  Average Annual Total Returns
                                                     Periods ended
                                                   December 31, 2000
                                                               Since inception
                                           1 year   5 years       (7/29/94)
 ------------------------------------------------------------------------------
  Income Fund                               6.59%     9.95%        11.57%
  Lehman Brothers U.S. Aggregate Index     11.63      6.46          7.64
                                          -------------------------------------
  Combined Index Portfolio/a/
  (40% Stocks, 40% Bonds,
  20% Money Markets)                        2.09     11.15         12.27

  Balanced Fund                             5.60     11.80         13.59
  Merrill Lynch-Wilshire Capital Market
  Index                                    -5.31     12.74         14.20
  Combined Index Portfolio/a/
  (60% Stocks, 30% Bonds,
  10% Money Markets)                       -1.51     13.65         15.00

  Growth Fund                               4.70     13.82         15.77
  Merrill Lynch-Wilshire Capital Market
  Index                                       --        --            --
  Combined Index Portfolio/a/
  (80% Stocks, 20% Bonds and Money         -5.09     16.09         17.70
  Markets)
 ------------------------------------------------------------------------------

T. ROWE PRICE                                 6

 These figures include changes in principal value, reinvested dividends, and capital gain distributions, if any.


 /a/The securities indexes used as comparisons for the stock, bond, and money market portions of each fund are the S&P 500, the Lehman Brothers U.S. Aggregate Index, and 90-day Treasury bills, respectively.



 What fees or expenses will I pay?

   The funds are 100% no load. There are no fees or charges to buy or sell fund shares, reinvest dividends, or exchange into other T. Rowe Price funds. There are no 12b-1 fees.



 Table 3  Fees and Expenses of the Funds*
                                Annual fund operating expenses
                         (expenses that are deducted from fund assets)
            Management    Other    Total annual fund   Fee waiver/expense    Net
  Fund         fee      expenses   operating expenses    reimbursement     expenses
 ------------------------------------------------------                    ---------------
 %
 %
  Income      0.47%       0.49%          0.96%               0.06%          0.90%/a/
            -------------------------------------------------------------------------
  Balanced    0.57        0.45           1.02                  --             --
            -------------------------------------------------------------------------
  Growth      0.62        0.50           1.12                0.02          1.10/a/
 -----------------------------------------------------------------------------------------




 * Redemption proceeds of less than $5,000 sent by wire are subject to a $5 fee paid to the fund. Accounts with less than a $2,000 balance (with certain exceptions) are subject to a $10 fee. See Transaction Procedures and Special Requirements - Account Maintenance and Small Account Fees.

 /a /Effective June 1, 2000, T. Rowe Price contractually obligated itself to waive any fees and bear any expenses through May 31, 2002, to the extent such fees or expenses would cause the funds' ratios of expenses to average net assets to exceed 0.90% (Personal Strategy Income) or 1.10% (Personal Strategy Growth). Fees waived or expenses paid or assumed under this agreement are subject to reimbursement to T. Rowe Price whenever the funds' expense ratios are below the applicable limits; however, no reimbursement will be made after May 31, 2004, or it if would result in the expense ratios exceeding the applicable limits. Any amounts reimbursed have the effect of increasing fees otherwise paid to the fund. The funds operated under previous expense limitations

ABOUT THE FUNDS                               7

   for which T. Rowe Price may be reimbursed.


   Example. The following table gives you a rough idea of how expense ratios may translate into dollars and helps you to compare the cost of investing in these funds with that of other mutual funds. Although your actual costs may be higher or lower, the table shows how much you would pay if operating expenses remain the same, the expense limitations currently in place are not renewed (if applicable), you invest $10,000, earn a 5% annual return, and hold the investment for the following periods and then redeem:


     Fund      1 year   3 years   5 years   10 years
    --------------------------------------------------------

     Income     $ 92      $300      $525     $1,173
               ---------------------------------------------
     Balanced    104       325       563      1,248
               ----------------------------------------
     Growth      112       354       615      1,361
    --------------------------------------------------------





 OTHER INFORMATION ABOUT THE FUNDS
 ----------------------------------------------------------

 What are the funds' potential rewards?

   To accommodate a wider range of investor preferences and time horizons than is possible with a single fund, these funds offer three different combinations of the growth potential of stocks, the greater income of bonds, and the stability of money market securities. Generally, the potential for higher returns over time is accompanied by the higher risk of a decline in the value of your principal. Investors respond differently to this trade-off; some are comfortable with higher risk levels, while others are not. Since high-quality bonds and stocks sometimes move in opposite directions, the Income and Balanced Funds could be less volatile than the Growth Fund during market declines. In addition, their income components can help offset the impact of price declines on performance. With its higher stock component, the Growth Fund has the greatest potential for long-term appreciation.

   Stocks of many well-established corporations offer the potential for appreciation and rising dividends. While smaller companies usually reinvest earnings in their own growth and therefore pay little or no dividends, they may offer the possibility of even greater appreciation if their businesses prosper. Historically, stocks have provided higher returns over time than bonds or money market securities and offer a way to invest for long-term growth of capital. Also, stocks have provided the greatest protection against the erosion of purchasing power caused by inflation.

T. ROWE PRICE                                 8

 How does the portfolio manager try to reduce risk?

   Consistent with each fund's objective, the portfolio manager uses various tools to try to reduce risk and increase total return, including:

  . Diversification of assets to reduce the impact of a single holding or sector on a fund's net asset value.
  . Thorough research of stocks, bonds, and other securities by our analysts to find the most favorable investment opportunities.
  . Gradual shifts in stock, bond, and money market allocations to take advantage of market opportunities and changing economic conditions.


   3 We regularly review the asset allocation and may make gradual changes, within allowed ranges, based on our outlook for the economy, interest rates, and financial markets. The funds will not attempt to time short-term market swings.


 What are the advantages of diversifying across stocks, bonds, and money market securities?

   Diversification is the investment equivalent of not putting all your eggs in one basket. While there is no guarantee, spreading investments across several types of assets could reduce a fund's overall volatility. Since prices of stocks and bonds may respond differently to changes in economic conditions and interest rate levels, a rise in bond prices, for example, could help offset a fall in stock prices. Money market securities have a stabilizing influence, since their price fluctuations are very small. In addition, the steady income provided by bonds and money market securities contributes positively to total return, cushioning the impact of any price declines or enhancing price increases.


 Why include foreign securities?

   The funds may invest a portion of assets in foreign stocks and bonds, which offer advantages but also increase risk. The potential advantages are extra diversification and enhanced returns. Since foreign stock and bond markets may move independently from U.S. securities, they could reduce a fund's price fluctuations while offering a way to participate in markets that may generate attractive returns. However, if U.S. and foreign markets move in the same direction, the positive or negative effect on a fund's share price could be magnified.


   3 For a discussion of the effects of currency exchange rate fluctuations and other special risks of foreign investing, please see Investment Policies and Practices.

 T. ROWE PRICE ACCOUNT INFORMATION
 How is a bond's price affected by changes in interest rates?

   When interest rates rise, a bond's price usually falls, and vice versa. In general, the longer a bond's maturity, the greater the price increase or decrease in response to a given change in rates, as shown in Table 4.



 Table 4  How Interest Rates May Affect Bond Prices
                                         Price of a $1,000 face value bond if interest rates:
  Bond maturity   Coupon                        Increase                                  Decrease
                                   1 point                    2 points             1 point       2 points

  1 year         3.63%              $990                        $981                $1,010        $1,020
  5 years        4.95                957                         917                 1,045         1,092
  10 years       5.41                927                         860                 1,080         1,168
  30 years       5.76                872                         769                 1,159         1,358
 ------------------------------------------------------------------------------------------------------------------




 Coupons reflect yields on Treasury securities as of June 30, 2001. The table may not be representative of price changes for mortgage-backed securities because of prepayments. This is an illustration and does not represent expected yields or share price changes of any T. Rowe Price fund.



 Is there other information I can review before making a decision?

   Investment Policies and Practices in Section 3 discusses various types of portfolio securities the funds may purchase as well as types of management practices the funds may use.

T. ROWE PRICE                                 10


   Here are some procedures you should know when investing in the T. Rowe Price family of taxable stock, bond, and money market funds.



 PRICING SHARES AND RECEIVING SALE PROCEEDS
 ----------------------------------------------------------

 How and when shares are priced

   The share price (also called "net asset value" or NAV per share) for all funds except the Japan Fund is calculated at the close of the New York Stock Exchange, normally 4 p.m. ET, each day that the exchange is open for business. (See the following section for information on the Japan Fund.) To calculate the NAV, a fund's assets are valued and totaled, liabilities are subtracted, and the balance, called net assets, is divided by the number of shares outstanding. Market values are used to price stocks and bonds. Amortized cost is used to price money market securities.

   The securities of funds investing in foreign markets are usually valued on the basis of the most recent closing market prices at 4 p.m. ET. Most foreign markets close before that time. For securities primarily traded in the Far East, for example, the most recent closing prices may be as much as 15 hours old at 4 p.m. Normally, developments that could affect the values of portfolio securities that occur between the close of the foreign market and 4 p.m. ET will not be reflected in a fund NAV. However, if a fund determines that such developments are so significant that they will, in its judgment, clearly and materially affect the value of the fund's securities, the fund may adjust the previous closing prices to reflect what it believes to be the fair value of the securities as of 4 p.m. ET. A fund may fair value securities in other situations, for example, when a particular foreign market is closed but the fund is open.


   3 The various ways you can buy, sell, and exchange shares are explained at the end of this prospectus and on the New Account Form. These procedures may differ for institutional and employer-sponsored retirement accounts.


 How your purchase, sale, or exchange price is determined

   If we receive your request in correct form by 4 p.m. ET, your transaction will be priced at that day's NAV. If we receive it after 4 p.m., it will be priced at the next business day's NAV.

   We cannot accept orders that request a particular day or price for your transaction or any other special conditions.

ABOUT THE FUNDS                               11


   Fund shares may be purchased through various third-party intermediaries including banks, brokers, and investment advisers. Where authorized by a fund, orders will be priced at the NAV next computed after receipt by the intermediary. Consult your intermediary to determine when your orders will be priced. The intermediary may charge a fee for its services.

   Note: The time at which transactions and shares are priced and the time until which orders are accepted may be changed in case of an emergency or if the New York Stock Exchange closes at a time other than 4 p.m. ET.


  Japan Fund: Pricing and Transactions

   The Japan Fund's share price is calculated at the close of the New York Stock Exchange, normally 4 p.m. ET, when both it and the Tokyo Stock Exchange are open. The fund will not price shares or process orders on any day when either the New York or Tokyo Stock Exchange is closed. Orders received on such days will be processed the next day the fund computes an NAV. As such, you may experience a delay in purchasing or redeeming fund shares. Exchanges: If you wish to exchange into the Japan Fund on a day the New York Stock Exchange is open but the Tokyo Stock Exchange is closed, the exchange out of the other T. Rowe Price fund will be processed on that day, but Japan Fund shares will not be purchased until the day the Japan Fund reopens. If you wish to exchange out of the Japan Fund on a day when the New York Stock Exchange is open but the Tokyo Stock Exchange is closed, the exchange will be delayed until the Japan Fund reopens.

   The Tokyo Stock Exchange is scheduled to be closed on the following weekdays:
   In 2001 -January 1, 2, 3, and 8; February 12; March 20; April 30; May 3 and 4; July 20; September 24; October 8; November 23; and December 24 and 31. In 2002 -January 1, 2, 3, and 14; February 11; March 21; April 29; May 3 and 6; September 16 and 23; October 14; November 4; and December 23 and 31. If the Tokyo Stock Exchange closes on dates not listed, the fund will not be priced on those dates.


 How you can receive the proceeds from a sale


   3 When filling out the New Account Form, you may wish to give yourself the widest range of options for receiving proceeds from a sale.

   If your request is received by 4 p.m. ET in correct form, proceeds are usually sent on the next business day. Proceeds can be sent to you by mail or to your bank account by Automated Clearing House (ACH) transfer or bank wire. ACH is an automated method of initiating payments from, and receiving payments in, your financial institution account. Proceeds sent by ACH transfer should be credited the second business day after the sale. Proceeds sent by bank wire should be credited to your account the first business day after the sale.

T. ROWE PRICE                                 12


  . Exception: Under certain circumstances and when deemed to be in a fund's best interest, your proceeds may not be sent for up to seven calendar days after we receive your redemption request.


   3 If for some reason we cannot accept your request to sell shares, we will contact you.

   Contingent Redemption Fee
   Short-term "market timers" who engage in frequent purchases and redemptions can disrupt a fund's investment program and create additional transaction costs. For these reasons, certain T. Rowe Price funds, listed below, assess a fee on redemptions (including exchanges) of fund shares held for less than the time period shown:

  Fund                             Holding period  Redemption fee
  Diversified Small-Cap Growth        6 months     1%
                                   --------------------------------
  Developing Technologies              1 year      1%
                                   --------------------------------
  Emerging Europe & Mediterranean      1 year      2%
                                   --------------------------------
  Emerging Markets Stock               1 year      2%
                                   --------------------------------
  Equity Index 500                    6 months     .50%
                                   --------------------------------
  Extended Equity Market Index        6 months     .50%
                                   --------------------------------
  High Yield                           1 year      1%
                                   --------------------------------
  International Discovery              1 year      2%
                                   --------------------------------
  International Equity Index           6 months    1%
                                   --------------------------------
  Latin America                        1 year      2%
                                   --------------------------------
  Real Estate                         6 months     1%
                                   --------------------------------
  Small-Cap Value                      1 year      1%
                                   --------------------------------
  Tax-Efficient Balanced               1 year      1%
                                   --------------------------------
  Tax-Efficient Growth                2 years      1%
                                   --------------------------------
  Tax-Efficient Multi-Cap Growth      2 years      1%
                                   --------------------------------
  Total Equity Market Index           6 months     .50%
                                   --------------------------------
  U.S. Bond Index                     6 months     .50%
 -----------------------------------------------------------------------



   Redemption fees are paid to a fund to help offset transaction costs and to protect its long-term shareholders. The "first-in, first-out" (FIFO) method is used to determine the holding period. Under this method, the date of the redemption or exchange will be compared with the earliest purchase date of shares held in the account. If this holding period is less than the designated holding period, the fee will be charged.

ABOUT THE FUNDS                               13


   In determining a holding period, the fund will use the anniversary date of a transaction. Thus, for a one-year period, shares purchased on January 1 will be subject to the fee if they are redeemed on or prior to the following December 31. If they are redeemed on or after January 1 of the following year, they will not be subject to the fee.

   The fee does not apply to any shares purchased through reinvested distributions (dividends and capital gains), shares held in retirement plans, such as 401(k), 403(b), 457, Keogh, profit sharing, SIMPLE IRA, SEP-IRA, and money purchase pension accounts, or to shares redeemed through designated systematic withdrawal plans. The fee does apply to all other types of accounts including IRAs. The fee may also apply to shares in retirement plans held in broker omnibus accounts.



 USEFUL INFORMATION ON DISTRIBUTIONS AND TAXES
 ----------------------------------------------------------

   3 All net investment income and realized capital gains are distributed to shareholders.


 Dividends and Other Distributions

   Dividend and capital gain distributions are reinvested in additional fund shares in your account unless you select another option on your New Account Form. Reinvesting distributions results in compounding, that is, receiving income dividends and capital gain distributions on a rising number of shares.

   Distributions not reinvested are paid by check or transmitted to your bank account via ACH. If the Post Office cannot deliver your check, or if your check remains uncashed for six months, the fund reserves the right to reinvest your distribution check in your account at the NAV on the day of the reinvestment and to reinvest all subsequent distributions in shares of the fund. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

   The following chart provides details on dividend payments.


 Table 5  Dividend Payment Schedule
  Fund                                               Dividends
  Money market funds                 .
                                      Declared daily to shareholders of record as
                                      of 12 noon ET on that day. Other purchases
                                      receive the dividend on the next business
                                      day after payment has been received.

                                     .Paid on the first business day of each
                                      month.
 ----------------------------------------------------------------------------------
  Bond funds                         .
                                      Declared daily to shareholders of record as
                                      of 4 p.m. ET the previous business day.
                                      Other purchases receive the dividend on the
                                      next business day after payment has been
                                      received.

                                     .Paid on the first business day of each
                                      month.
 ---------------------------------------------------------------------------------------
  These stock funds only:/1/         .
   .Balanced                          Declared quarterly, if any, in March, June,
                                      September, and December.
   . Dividend Growth
                                     .Must be a shareholder of record as of 4
   . Equity Income                    p.m. ET on the record date.

   . Equity Index 500

   . Growth & Income

   . Personal Strategy Balanced

   . Personal Strategy Income

   . Real Estate
 ----------------------------------------------------------------------------------
  All other stock funds/1/           .Declared annually, if any, generally in
                                      December.

                                     .Must be a shareholder of record as of 4
                                      p.m. ET on the record date.
 ----------------------------------------------------------------------------------
  Tax-Efficient Balanced/1/         Municipal Portion
                                     .Declared daily, paid on the last business
                                      day of March, June, September, and
                                      December.

                                    Equity Portion
                                     .Declared annually, if any, usually in
                                      December.

                                     .Must be a shareholder of record as of 4
                                      p.m. ET on the record date.
 ---------------------------------------------------------------------------------------

T. ROWE PRICE                                 14


 /1/Mutual fund dividends are eligible for the 70% deduction for dividends received by corporations to the extent the fund's income consists of dividends paid by U.S. corporations.


   Fund shares will earn dividends through the date of redemption; also, shares redeemed on a Friday or prior to a holiday (other than wire redemptions for money funds received before 12 noon ET) will continue to earn dividends until the next business day. Generally, if you redeem all of your bond or money fund shares at any time during the month, you will also receive all dividends earned through the date of redemption in the same check. When you redeem only a portion of your bond or money fund shares, all dividends accrued on those shares will be reinvested, or paid in cash, on the next dividend payment date.


 Capital gain payments

   If a fund has net capital gains for the year (after subtracting any capital losses), they are usually declared and paid in December to shareholders of record on a specified date that month. If a second distribution is necessary, it is paid the following year.

ABOUT THE FUNDS                               15


   Capital gain payments are not expected in money market funds, which are managed to maintain a constant share price.


   3 A capital gain or loss is the difference between the purchase and sale price of a security.

   Tax Information

   3 You will be sent timely information for your tax filing needs.

   You need to be aware of the possible tax consequences when:

  . You sell fund shares, including an exchange from one fund to another. . A fund makes a distribution to your account.

   Taxes on fund redemptions
   When you sell shares in any fund, you may realize a gain or loss. An exchange from one fund to another is also a sale for tax purposes.

   In January, you will be sent Form 1099-B indicating the date and amount of each sale you made in the fund during the prior year. This information will also be reported to the IRS. For most new accounts or those opened by exchange in 1984 or later, we will provide the gain or loss on the shares you sold during the year based on the "average cost" single category method. This information is not reported to the IRS, and you do not have to use it. You may calculate the cost basis using other methods acceptable to the IRS, such as "specific identification."

   To help you maintain accurate records, we send you a confirmation promptly following each transaction you make (except for systematic purchases and redemptions) and a year-end statement detailing all your transactions in each fund account during the year.

   Taxes on fund distributions
   In January, you will be sent Form 1099-DIV indicating the tax status of any dividend and capital gain distributions made to you. This information will also be reported to the IRS. Distributions are generally taxable to you for the year in which they were paid. You will be sent any additional information you need to determine your taxes on fund distributions, such as the portion of your dividends, if any, that may be exempt from state income taxes.

   The tax treatment of a capital gain distribution is determined by how long the fund held the portfolio securities, not how long you held shares in the fund. Short-term (one year or less) capital gain distributions are taxable at the same rate as ordinary income and long-term gains on securities held more than 12 months are taxed at a maximum rate of 20%. If you realized a loss on the sale or exchange of fund shares that you held six months or less, your short-term loss must be reclassified to a long-term loss to the extent of any long-term capital gain distribution received during the period you held the shares.

T. ROWE PRICE                                 16


   If the fund qualifies and elects to pass through nonrefundable foreign taxes paid to foreign governments during the year, your portion of such taxes will be reported to you as taxable income. However, you may be able to claim an offsetting credit or deduction on your tax return for those amounts. There can be no assurance that a fund will be able to meet the requirements to pass through foreign income taxes paid.

   Tax consequences of hedging
   For funds investing in foreign securities, distributions resulting from the sale of certain foreign currencies, currency contracts, and debt securities are taxed as ordinary income. Net foreign currency losses may cause monthly or quarterly dividends to be reclassified as a return of capital. Entering into certain options, futures, swaps, and forward foreign exchange contracts and transactions may result in the application of the mark-to-market and straddle provisions of the Internal Revenue Code. These provisions could result in the fund being required to distribute gains on such transactions even though it did not close the contracts during the year or receive cash to pay such distributions. The fund may not be able to reduce its distributions for losses on such transactions to the extent of unrealized gains in offsetting positions.


   3 Distributions are taxable whether reinvested in additional shares or received in cash.

   Tax effect of buying shares before a capital gain distribution
   If you buy shares shortly before or on the "record date" - the date that establishes you as the person to receive the upcoming distribution - you receive a portion of the money you just invested in the form of a taxable distribution. Therefore, you may wish to find out a fund's record date before investing. Of course, a fund's share price may, at any time, reflect undistributed capital gains and unrealized appreciation, which may result in future taxable distributions. Such distributions can occur even in a year when the fund has a negative return.


   3 The preceding tax information summary does not apply to retirement accounts, such as IRAs, which are not subject to current tax.



 TRANSACTION PROCEDURES AND SPECIAL REQUIREMENTS
 ----------------------------------------------------------

   3 Following these procedures helps assure timely and accurate transactions.


 Purchase Conditions

   Nonpayment
   If you pay with a check or ACH transfer that does not clear or if your payment is not timely received, your purchase will be canceled. You will be responsible for

ABOUT THE FUNDS                               17

   any losses or expenses incurred by the fund or transfer agent, and the fund can redeem shares you own in this or another identically registered T. Rowe Price account as reimbursement. The fund and its agents have the right to reject or cancel any purchase, exchange, or redemption due to nonpayment.


   U.S. dollars; type of check
   All purchases must be paid for in U.S. dollars; checks must be drawn on U.S. banks.


 Sale (Redemption) Conditions

   Holds on immediate redemptions: 10-day hold
   If you sell shares that you just purchased and paid for by check or ACH transfer, the fund will process your redemption but will generally delay sending you the proceeds for up to 10 calendar days to allow the check or transfer to clear. If, during the clearing period, we receive a check drawn against your bond or money market account, it will be returned marked "uncollected." (The 10-day hold does not apply to purchases paid for by bank wire or automatic purchases through your paycheck.)

   Telephone, Tele*Access/(R)/, and online account access
   Exchange and redemption services through telephone, Tele*Access, and online account access are authorized when you sign the New Account Form unless you check the boxes that state you do not want them. Personal computer transactions must be authorized separately. T. Rowe Price funds and their agents use reasonable procedures to verify the identity of the shareholder. If these procedures are followed, the funds and their agents are not liable for any losses that may occur from acting on unauthorized instructions. A confirmation is sent promptly after a transaction. Please review it carefully and contact T. Rowe Price immediately about any transaction you believe to be unauthorized. All telephone conversations are recorded.

   Redemptions over $250,000
   Large sales can adversely affect a portfolio manager's ability to implement a fund's investment strategy by causing the premature sale of securities that would otherwise be held. If, in any 90-day period, you redeem (sell) more than $250,000, or your sale amounts to more than 1% of fund net assets, the fund has the right to pay the difference between the redemption amount and the lesser of the two previously mentioned figures with securities from the fund.


 Excessive Trading


   3 T. Rowe Price may bar excessive traders from purchasing shares.

   Frequent trades in your account or accounts controlled by you can disrupt management of a fund and raise its expenses. To deter such activity, each fund has

T. ROWE PRICE                                 18

   adopted an excessive trading policy. If you violate this policy, you may be barred indefinitely and without further notice from further purchases of T. Rowe Price funds.


  . Trades placed directly with T. Rowe Price  If you trade directly with T.
   Rowe Price, you can make one purchase and one sale or one sale and one purchase involving the same fund within any 120-day period. If you exceed this limit, or if your trade activity involves market timing, you are in violation of our excessive trading policy.

   Two types of transactions are exempt from this policy: 1) trades solely in money market funds (exchanges between a money fund and a nonmoney fund are not exempt); and 2) systematic purchases and redemptions (see Information About Your Services).

  . Trades placed through intermediaries If you purchase fund shares through an intermediary including a broker, bank, investment adviser, or other third party, you can make one purchase and one sale or one sale and one purchase involving the same fund within any 120-day period. If you exceed this limit or if you hold fund shares for less than 60 calendar days, you are in violation of our excessive trading policy. Systematic purchases and redemptions are exempt from this policy.


 Keeping Your Account Open

   Due to the relatively high cost to a fund of maintaining small accounts, we ask you to maintain an account balance of at least $1,000 ($10,000 for Summit Funds). If your balance is below this amount for three months or longer, we have the right to close your account after giving you 60 days to increase your balance.


 Account Maintenance and Small Account Fees

  . Small Account Fee (all funds except Index Funds) Because of the disproportionately high costs of servicing accounts with low balances, a $10 fee, paid to T. Rowe Price Services, the funds' transfer agent, will automatically be deducted from nonretirement accounts with balances falling below a minimum. The valuation of accounts and the deduction are expected to take place during the last five business days of September. The fee will be deducted from accounts with balances below $2,000, except for UGMA/UTMA accounts, for which the minimum is $500. The fee will be waived for any investor whose T. Rowe Price mutual fund accounts total $25,000 or more. Accounts employing automatic investing (e.g., payroll deduction, automatic purchase from a bank account, etc.) are also exempt from the charge. The fee does not apply to IRAs and other retirement plan accounts, but a separate custodial fee may apply to such accounts.

  . Account Maintenance Fee (Index Funds only) The account maintenance fee is charged on a quarterly basis usually during the last week of a calendar quarter.

 MORE ABOUT THE FUNDS

   On the day of the assessment, accounts with balances below $10,000 will be charged the fee. Please note that the fee will be charged to accounts that fall below $10,000 due to market fluctuations, redemptions, or exchanges. When an account with less than $10,000 is closed either through redemption or exchange, the fee will be charged and deducted from the proceeds. The fee will apply to IRA accounts. The fee does not apply to retirement plans directly registered with T. Rowe Price Services, or accounts maintained by intermediaries through NSCC/(R)/Networking.


 Signature Guarantees


   3 A signature guarantee is designed to protect you and the T. Rowe Price funds from fraud by verifying your signature.

   You may need to have your signature guaranteed in certain situations, such as:

  . Written requests 1) to redeem over $100,000 or 2) to wire redemption proceeds.
  . Remitting redemption proceeds to any person, address, or bank account not on record.
  . Transferring redemption proceeds to a T. Rowe Price fund account with a different registration (name or ownership) from yours.
  . Establishing certain services after the account is opened.

   You can obtain a signature guarantee from most banks, savings institutions, broker-dealers, and other guarantors acceptable to T. Rowe Price. We cannot accept guarantees from notaries public or organizations that do not provide reimbursement in the case of fraud.

T. ROWE PRICE                                 20

 ORGANIZATION AND MANAGEMENT
 ----------------------------------------------------------

 How are the funds organized?

   T. Rowe Price Personal Strategy Funds, Inc. (the "corporation") was incorporated in Maryland in 1994. The Balanced, Growth, and Income Funds were each organized in 1994 as series of the corporation and are registered as diversified, open-end investment companies or mutual funds. Mutual funds pool money received from shareholders and invest it to try to achieve specified objectives.


   3 Shareholders benefit from T. Rowe Price's 64 years of investment management experience.



 What is meant by "shares"?

   As with all mutual funds, investors purchase shares when they put money in a fund. These shares are part of a fund's authorized capital stock, but share certificates are not issued.

   Each share and fractional share entitles the shareholder to:

  . Receive a proportional interest in a fund's income and capital gain distributions.
  . Cast one vote per share on certain fund matters, including the election of fund directors, changes in fundamental policies, or approval of changes in the fund's management contract.


 Do T. Rowe Price funds have annual shareholder meetings?

   The funds are not required to hold annual meetings and, to avoid unnecessary costs to fund shareholders, do not do so except when certain matters, such as a change in fundamental policies, must be decided. In addition, shareholders representing at least 10% of all eligible votes may call a special meeting, if they wish, for the purpose of voting on the removal of any fund director or trustee. If a meeting is held and you cannot attend, you can vote by proxy. Before the meeting, the fund will send you proxy materials that explain the issues to be decided and include instructions on voting by mail or telephone, or on the Internet.


 Who runs the funds?

   General Oversight

   The corporation is governed by a Board of Directors that meets regularly to review fund investments, performance, expenses, and other business affairs. The Board elects the corporation's officers. The majority of Board members are independent of T. Rowe Price Associates, Inc. (T. Rowe Price).


   3 All decisions regarding the purchase and sale of fund investments are made by T. Rowe Price - specifically by the funds' portfolio managers.

ABOUT THE FUNDS                               21

   Portfolio Management
   Each fund's investments are guided by two committees. An Asset Allocation Committee meets regularly to determine the asset allocation of the three funds among stocks, bonds, and money market securities. Committee members include M. David Testa, Chairman, Stephen W. Boesel, John H. Laporte, Edmund
   M. Notzon, William T. Reynolds, and Brian C. Rogers. The Asset Allocation Committee has been acting in this role for T. Rowe Price since 1990, and its members bring a wide range of investment experience to this task.


   Day-to-day responsibility for managing each fund's investments lies with an Investment Advisory Committee with the following members: Edmund M. Notzon, Chairman, Stephen W. Boesel, John H. Laporte, Mary C. Munoz, Donald J. Peters, Larry J. Puglia, William T. Reynolds, Brian C. Rogers, M. David Testa, and Richard T. Whitney. The committee chairman works with the committee in developing and executing each fund's investment programs. Mr. Notzon has been managing investments for T. Rowe Price since 1989 and has been chairman of the funds' Investment Advisory Committee since 1998.


   The Management Fee

   This fee has two parts - an "individual fund fee," which reflects a fund's particular characteristics, and a "group fee." The group fee, which is designed to reflect the benefits of the shared resources of the T. Rowe Price investment management complex, is calculated daily based on the combined net assets of all T. Rowe Price funds (except the Spectrum Funds, and any institutional, index, or private label mutual funds). The group fee schedule (shown on the next page) is graduated, declining as the asset total rises, so shareholders benefit from the overall growth in mutual fund assets.



   Group Fee Schedule
    0.334%/a/         First $50 billion

    0.305%            Next $30 billion

    0.300%            Next $40 billion

    0.295%            Thereafter
    -------------------------------------



   /a/     Represents a blended group fee rate containing various break points.


   Each fund's portion of the group fee is determined by the ratio of its daily net assets to the daily net assets of all the T. Rowe Price funds described previously. Based on combined T. Rowe Price fund assets of over $97 billion at May 31, 2001, the group fee was 0.32%. The individual fund fees were as follows: Income, 0.15%; Balanced, 0.25%; and Growth, 0.30%.

T. ROWE PRICE                                 22

 UNDERSTANDING PERFORMANCE INFORMATION
 ----------------------------------------------------------
   This section should help you understand the terms used to describe fund performance. You will come across them in shareholder reports you receive from us; in our education and informational materials; in T. Rowe Price advertisements; and in the media.


 Total Return

   This tells you how much an investment has changed in value over a given time period. It reflects any net increase or decrease in the share price and assumes that all dividends and capital gains (if any) paid during the period were reinvested in additional shares. Therefore, total return numbers include the effect of compounding.

   Advertisements may include cumulative or average annual total return figures, which may be compared with various indices, other performance measures, or other mutual funds.


 Cumulative Total Return

   This is the actual return of an investment for a specified period. A cumulative return does not indicate how much the value of the investment may have fluctuated during the period. For example, an investment could have a 10-year positive cumulative return despite experiencing some negative years during that time.


 Average Annual Total Return

   This is always hypothetical and should not be confused with actual year-by-year results. It smooths out all the variations in annual performance to tell you what constant year-by-year return would have produced the investment's actual cumulative return. This gives you an idea of an investment's annual contribution to your portfolio, provided you held it for the entire period.



 INVESTMENT POLICIES AND PRACTICES
 ----------------------------------------------------------

   This section takes a detailed look at some of the types of fund securities and the various kinds of investment practices that may be used in day-to-day portfolio management. Fund investments are subject to further restrictions and risks described in the Statement of Additional Information.


   Shareholder approval is required to substantively change fund objectives and certain investment restrictions noted in the following section as "fundamental policies." The managers also follow certain "operating policies" which can be changed without shareholder approval. However, significant changes are dis-

ABOUT THE FUNDS                               23

   cussed with shareholders in fund reports. Fund investment restrictions and policies are adhered to at the time of investment. A later change in circumstances will not require the sale of an investment if it was proper at the time it was made.


   Fund holdings of certain kinds of investments cannot exceed maximum percentages of total assets, which are set forth in this prospectus. For instance, fund investments in hybrid instruments are limited to 10% of total assets. While these restrictions provide a useful level of detail about fund investments, investors should not view them as an accurate gauge of the potential risk of such investments. For example, in a given period, a 5% investment in hybrid instruments could have significantly more of an impact on a fund's share price than its weighting in the portfolio. The net effect of a particular investment depends on its volatility and the size of its overall return in relation to the performance of all other fund investments.


   Changes in fund holdings, fund performance, and the contribution of various investments are discussed in the shareholder reports sent to you.


   3 Fund managers have considerable leeway in choosing investment strategies and selecting securities they believe will help achieve fund objectives.


 Types of Portfolio Securities

   In seeking to meet their investment objectives, the funds may invest in any type of security or instrument (including certain potentially high-risk derivatives described in this section) whose investment characteristics are consistent with their investment programs. The following pages describe various types of fund securities and investment management practices.


   Fundamental policy Each fund will not purchase a security if, as a result, with respect to 75% of its total assets, more than 5% of its total assets would be invested in securities of a single issuer, or if more than 10% of the outstanding voting securities of the issuer would be held by the funds.


   Bonds
   A bond is an interest-bearing security. The issuer has a contractual obligation to pay interest at a stated rate on specific dates and to repay principal (the bond's face value) on a specified date. An issuer may have the right to redeem or "call" a bond before maturity, and the investor may have to reinvest the proceeds at lower market rates.

T. ROWE PRICE                                 24

   A bond's annual interest income, set by its coupon rate, is usually fixed for the life of the bond. Its yield (income as a percent of current price) will fluctuate to reflect changes in interest rate levels. A bond's price usually rises when interest rates fall, and vice versa, so its yield stays consistent with current market conditions.


   Bonds may be unsecured (backed by the issuer's general creditworthiness only) or secured (also backed by specified collateral). Bonds include asset- and mortgage-backed securities.


   Certain bonds have interest rates that are adjusted periodically. These interest rate adjustments tend to minimize fluctuations in the bonds' principal values. The maturity of those securities may be shortened under certain specified conditions.

   Bonds may be designated as senior or subordinated obligations. Senior obligations generally have the first claim on a corporation's earnings and assets and, in the event of liquidation, are paid before subordinated debt.


   Operating policy The Balanced Fund will invest at least 25% of its total assets in senior, fixed-income securities.


   Common and Preferred Stocks
   Stocks represent shares of ownership in a company. Generally, preferred stock has a specified dividend and ranks after bonds and before common stocks in its claim on income for dividend payments and on assets should the company be liquidated. After other claims are satisfied, common stockholders participate in company profits on a pro rata basis; profits may be paid out in dividends or reinvested in the company to help it grow. Increases and decreases in earnings are usually reflected in a company's stock price, so common stocks generally have the greatest appreciation and depreciation potential of all corporate securities. While most preferred stocks pay a dividend, the funds may purchase preferred stock where the issuer has omitted, or is in danger of omitting, payment of its dividend. Such investments would be made primarily for their capital appreciation potential.

   Convertible Securities and Warrants

   Investments may be made in debt or preferred equity securities convertible into, or exchangeable for, equity securities. Traditionally, convertible securities have paid dividends or interest at rates higher than common stocks but lower than nonconvertible securities. They generally participate in the appreciation or depreciation of the underlying stock into which they are convertible, but to a lesser degree. In recent years, convertibles have been developed which combine higher or lower current income with options and other features. Warrants are

ABOUT THE FUNDS                               25

   options to buy a stated number of shares of common stock at a specified price anytime during the life of the warrants (generally, two or more years). Warrants can be highly volatile, have no voting rights, and pay no dividends.

   Foreign Securities

   Investments may be made in foreign securities. These include nondollar-denominated securities traded outside of the U.S. and dollar-denominated securities of foreign issuers traded in the U.S. (such as ADRs or Yankee bonds). Such investments increase a portfolio's diversification and may enhance return, but they also involve some special risks, such as exposure to potentially adverse local, political, and economic developments; nationalization and exchange controls; potentially lower liquidity and higher volatility; possible problems arising from accounting, disclosure, settlement, and regulatory practices that differ from U.S. standards; and the chance that fluctuations in foreign exchange rates will decrease the investment's value (favorable changes can increase its value). Income from these investments may be subject to foreign withholding taxes. These risks are heightened for investments in developing countries, and there is no limit on the amount of fund foreign investments that may be made in such countries.

   Operating policy Each fund may invest up to 35% of its total assets (excluding reserves) in foreign securities, provided that the bond portion of each fund may be invested without limitation in Yankee bonds.


   Asset-Backed Securities

   An underlying pool of assets, such as credit card or automobile trade receivables or corporate loans or bonds, backs these bonds and provides the interest and principal payments to investors. On occasion, the pool of assets may also include a swap obligation, which is used to change the cash flows on the underlying assets. As an example, a swap may be used to allow floating rate assets to back a fixed-rate obligation. Credit quality depends primarily on the quality of the underlying assets, the level of credit support, if any, provided by the structure or by a third-party insurance wrap, and the credit quality of the swap counterparty, if any. The underlying assets (i.e., loans) are sometimes subject to prepayments, which can shorten the security's weighted average life and may lower its return. The value of these securities also may change because of actual or perceived changes in the creditworthiness of the originator, the servicing agent, the financial institution providing the credit support, or the swap counterparty. There is no limit on the portion of the funds' fixed-income investments in the securities.


   Mortgage-Backed Securities

   The funds may invest in a variety of mortgage-backed securities. Mortgage lenders pool individual home mortgages with similar characteristics to back a certificate or bond, which is sold to investors such as the funds. Interest and principal payments generated by the underlying mortgages are passed through to the investors. The "big three" issuers are Government National Mortgage Associa-

T. ROWE PRICE                                 26

   tion (GNMA), the Federal National Mortgage Association (Fannie Mae), and the Federal Home Loan Mortgage Corporation (Freddie Mac). GNMA certificates are backed by the full faith and credit of the U.S. government, while others, such as Fannie Mae and Freddie Mac certificates, are only supported by the ability to borrow from the U.S. Treasury or by the credit of the agency. Private mortgage bankers and other institutions also issue mortgage-backed securities.


   Mortgage-backed securities are subject to scheduled and unscheduled principal payments as homeowners pay down or prepay their mortgages. As these payments are received, they must be reinvested when interest rates may be higher or lower than on the original mortgage security. Therefore, mortgage securities are not an effective means of locking in long-term interest rates. In addition, when interest rates fall, the pace of mortgage prepayments picks up. These refinanced mortgages are paid off at face value (par), causing a loss for any investor who may have purchased the security at a price above par. In such an environment, this risk limits the potential price appreciation of these securities and can negatively affect a fund's net asset value. When rates rise, however, mortgage-backed securities have historically experienced smaller price declines than comparable quality bonds. In addition, when rates rise, and prepayments slow, the effective duration of mortgage-backed securities extends, resulting in increased volatility. There is no limit on the portion of the funds' fixed-income investments in these securities.


   Additional mortgage-backed securities in which the funds may invest include:

  . Collateralized Mortgage Obligations (CMOs) CMOs are debt securities that are fully collateralized by a portfolio of mortgages or mortgage-backed securities. All interest and principal payments from the underlying mortgages are passed through to the CMOs in such a way as to create some classes with more stable average lives than the underlying mortgages and other classes with more volatile average lives. CMO classes may pay fixed or variable rates of interest, and certain classes have priority over others with respect to the receipt of prepayments.

  . Stripped Mortgage Securities Stripped mortgage securities (a type of potentially high-risk derivative) are created by separating the interest and principal payments generated by a pool of mortgage-backed securities or a CMO to create additional classes of securities. Generally, one class receives only interest payments (IOs), and another receives principal payments (POs). Unlike with other mortgage-backed securities and POs, the value of IOs tends to move in the same direction as interest rates. The funds can use IOs as a hedge against falling prepayment rates (interest rates are rising) and/or a bear market environment. POs can be used as a hedge against rising prepayment rates (interest rates are falling) and/or a bull market environment. IOs and POs are acutely sensitive to interest rate changes and to the rate of principal prepayments.

ABOUT THE FUNDS                               27

   A rapid or unexpected increase in prepayments can severely depress the price of IOs, while a rapid or unexpected decrease in prepayments could have the same effect on POs. Of course, under the opposite conditions these securities may appreciate in value. These securities can be very volatile in price and may have lower liquidity than most other mortgage-backed securities. Certain non-stripped CMO classes may also exhibit these qualities, especially those that pay variable rates of interest that adjust inversely with, and more rapidly than, short-term interest rates. In addition, if interest rates rise rapidly and prepayment rates slow more than expected, certain CMO classes, in addition to losing value, can exhibit characteristics of longer-term securities and become more volatile. There is no guarantee that fund investments in CMOs, IOs, or POs will be successful, and fund total return could be adversely affected as a result.

   Operating policy Fund investments in stripped mortgage securities are limited to 10% of total assets.


  . Commercial Mortgage-Backed Securities (CMBS) CMBS are securities created from a pool of commercial mortgage loans, such as loans for hotels, shopping centers, office buildings, apartment buildings, etc. Interest and principal payments from the loans are passed on to the investor according to a schedule of payments. Credit quality depends primarily on the quality of the loans themselves and on the structure of the particular deal. Generally, deals are structured with senior and subordinate classes. The amount of subordination is determined by the rating agencies who rate the individual classes of the structure. Commercial mortgages are generally structured with prepayment penalties, which greatly reduces prepayment risk to the investor. However, the value of these securities may change because of actual or perceived changes in the creditworthiness of the individual borrowers, their tenants, the servicing agents, or the general state of commercial real estate. There is no limit on fund investments in these securities.

   High-Yield, High-Risk Bonds

   The total return and yield of lower-quality (high-yield, high-risk) bonds, commonly referred to as "junk," can be expected to fluctuate more than the total return and yield of higher-quality bonds. Junk bonds (those rated below BBB or in default) are regarded as predominantly speculative with respect to the issuer's continuing ability to meet principal and interest payments. Successful investment in lower-medium- and low-quality bonds involves greater investment risk and is highly dependent on T. Rowe Price's credit analysis. A real or perceived economic downturn or higher interest rates could cause a decline in high-yield bond prices by lessening the ability of issuers to make principal and interest payments. These bonds are often thinly traded and can be more difficult to sell and value accurately than high-quality bonds. Because objective pricing data may be less available, judgment may play a greater role in the valuation process. In addition, the entire junk bond market can experience sudden and sharp price

T. ROWE PRICE                                 28

   swings due to a variety of factors, including changes in economic forecasts, stock market activity, large or sustained sales by major investors, a high-profile default, or just a change in the market's psychology. This type of volatility is usually associated more with stocks than bonds, but junk bond investors should be prepared for it.

   Operating policy The Growth, Balanced, and Income Funds may each invest up to 15%, 20%, and 25%, respectively, of their total assets in below-investment-grade or junk bonds.

   Hybrid Instruments
   These instruments (a type of potentially high-risk derivative) can combine the characteristics of securities, futures, and options. For example, the principal amount or interest rate of a hybrid could be tied (positively or negatively) to the price of some commodity, currency, or securities index or another interest rate (each a "benchmark"). Hybrids can be used as an efficient means of pursuing a variety of investment goals, including currency hedging, duration management, and increased total return. Hybrids may or may not bear interest or pay dividends. The value of a hybrid or its interest rate may be a multiple of a benchmark and, as a result, may be leveraged and move (up or down) more steeply and rapidly than the benchmark. These benchmarks may be sensitive to economic and political events, such as commodity shortages and currency devaluations, which cannot be readily foreseen by the purchaser of a hybrid. Under certain conditions, the redemption value of a hybrid could be zero. Thus, an investment in a hybrid may entail significant market risks that are not associated with a similar investment in a traditional, U.S. dollar-denominated bond that has a fixed principal amount and pays a fixed rate or floating rate of interest. The purchase of hybrids also exposes the funds to the credit risk of the issuer of the hybrid. These risks may cause significant fluctuations in the net asset values of the funds.


   3 Hybrids can have volatile prices and limited liquidity, and their use may not be successful.

   Operating policy Fund investments in hybrid instruments are limited to 10% of total assets.

   Zero Coupon Bonds and Pay-in-Kind Bonds
   A zero coupon bond does not make cash interest payments during the life of the bond. Instead, it is sold at a deep discount to face value, and the interest consists of the gradual appreciation in price as the bond approaches maturity. "Zeros" can be an attractive financing method for issuers with near-term cash-flow problems. Pay-in-kind (PIK) bonds pay interest in cash or additional securities, at the issuer's option, for a specified period. Like zeros, they may help a

ABOUT THE FUNDS                               29

   corporation economize on cash. PIK prices reflect the market value of the underlying debt plus any accrued interest. Zeros and PIKS can be higher- or lower-quality debt, and both are more volatile than coupon bonds.

   Each fund is required to distribute to shareholders income imputed to any zero or PIK investments. Such distributions could reduce a fund's reserve position.

   Operating policy Each fund may invest up to 10% of its total assets in zero coupon and pay-in-kind bonds.

   Private Placements
   These securities are sold directly to a small number of investors, usually institutions. Unlike public offerings, such securities are not registered with the SEC. Although certain of these securities may be readily sold, for example, under Rule 144A, others may be illiquid, and their sale may involve substantial delays and additional costs.

   Operating policy Fund investments in illiquid securities are limited to 15% of net assets.


 Types of Investment Management Practices

   Reserve Position
   A certain portion of fund assets will be held in money market reserves. Fund reserve positions are expected to consist primarily of shares of one or more
   T. Rowe Price internal money market funds. Short-term, high-quality U.S. and foreign dollar-denominated money market securities, including repurchase agreements, may also be held. For temporary, defensive purposes, there is no limit on fund investments in money market reserves. The effect of taking such a position is that the funds may not achieve their investment objectives. The reserve position provides flexibility in meeting redemptions, paying expenses, and in the timing of new investments and can serve as a short-term defense during periods of unusual market volatility.

   Borrowing Money and Transferring Assets
   Fund borrowings may be made from banks and other T. Rowe Price funds for temporary emergency purposes to facilitate redemption requests, or for other purposes consistent with fund policies as set forth in this prospectus. Such borrowings may be collateralized with fund assets, subject to restrictions.

   Fundamental policy Borrowings may not exceed 33/1//\\/3/\\% of total fund assets.

   Operating policy Fund transfers of portfolio securities as collateral will not be made except as necessary in connection with permissible borrowings or investments, and then such transfers may not exceed 33/1//\\/3/\\% of fund total assets. Fund purchases of additional securities will not be made when borrowings exceed 5% of total assets.

T. ROWE PRICE                                 30

   Futures and Options

   Futures, a type of potentially high-risk derivative, are often used to manage or hedge risk because they enable the investor to buy or sell an asset in the future at an agreed-upon price. Options, another type of potentially high-risk derivative, give the investor the right (where the investor purchases the option), or the obligation (where the investor "writes" or sells the option), to buy or sell an asset at a predetermined price in the future. Futures and options contracts may be bought or sold for any number of reasons, including: to manage its exposure to changes in securities prices, bond prices; as an efficient means of adjusting fund overall exposure to certain markets; in an effort to enhance income; to protect the value of portfolio securities; as a cash management tool; and to adjust portfolio duration. Call or put options may be purchased or sold on securities, financial indices, and foreign currencies.

   Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return; and the potential loss from the use of futures can exceed a fund's initial investment in such contracts.

   Operating policies Futures: Initial margin deposits and premiums on options used for nonhedging purposes will not exceed 5% of fund net asset value. Options on securities: The total market value of securities covering call or put options may not exceed 25% of fund total assets. No more than 5% of fund total assets will be committed to premiums when purchasing call or put options.

   Swaps
   The funds may enter into interest rate, index, total return, credit and, to the extent they may invest in foreign currency-denominated securities, currency swap agreements. The funds may also enter into options on swap agreements or swap options. All of these agreements are considered derivatives and, in certain cases, high-risk derivatives. Swap agreements are two-party contracts under which the fund and a counterparty, such as a broker or dealer, agree to exchange the returns (or differentials in rates of return) earned or realized on a particular predetermined investment, index, or currency. Swaps and swap options can be used for a variety of purposes, including: to manage fund exposure to changes in interest rates, nondollar securities, and credit quality; as an efficient means of adjusting fund overall exposure to certain markets; in an effort to enhance income or total return; to protect the value of portfolio securities; as a cash management tool; and to adjust portfolio duration.

   There are risks in the use of swaps and swap options. Interest rate and currency swaps could result in losses if interest rate or currency changes are not correctly anticipated by the fund. Total return swaps could result in losses if the reference index, security, or investments do not perform as anticipated by the funds. Credit default swaps could result in losses if the funds do not correctly evaluate

ABOUT THE FUNDS                               31

   the creditworthiness of the company on which the credit default swap is based. Swaps and swap options may not always be successful hedges; using them could lower fund total return and the other party to a swap agreement could default on its obligations or refuse to cash out a fund's investment at a reasonable price, which could turn an expected gain into a loss.


   Operating policies The funds will not enter into a swap agreement with any single counterparty if the net amount owed or to be received under existing contracts with that party would exceed 5% of fund total assets, or if the net amount owed or to be received by the fund under all outstanding swap agreements will exceed 10% of fund total assets. The total market value of securities covering call or put options may not exceed 25% of fund total assets. No more than 5% of fund total assets will be committed to premiums when purchasing call or put options.


   Interest Rate Transactions

   The funds may enter into various interest rate transactions (a type of potentially high-risk derivative investment), such as interest rate swaps and the purchase or sale of interest rate caps, collars, and floors, to preserve a return or spread on a particular investment or portion of its portfolio, to create synthetic securities, or to structure transactions designed for other purposes.


   Operating policy Each fund will not invest more than 10% of its total assets in interest rate transactions.

   Managing Foreign Currency Risk

   Investors in foreign securities may attempt to "hedge" their exposure to potentially unfavorable currency changes. The primary means of doing this is through the use of "forwards"- contracts to exchange one currency for another on some future date at a specified exchange rate. However, futures, swaps, and options on these instruments may also be used. In certain circumstances, a "proxy currency" may be substituted for the currency in which the investment is denominated, a strategy known as "proxy hedging." Foreign currency transactions, if used, would be designed primarily to protect a fund's foreign securities from adverse currency movements relative to the dollar. Such transactions involve the risk that anticipated currency movements will not occur, and fund total return could be reduced. There are certain markets, including many emerging markets, where it is not possible to engage in effective foreign currency hedging.


   Lending of Portfolio Securities
   Fund securities may be lent to broker-dealers, other institutions, or other persons to earn additional income. The principal risk is the potential insolvency of the broker-dealer or other borrower. In this event, a fund could experience delays in recovering its securities and capital losses.

T. ROWE PRICE                                 32

   Fundamental policy The value of loaned securities may not exceed 33/1//\\/3/\\% of total fund assets.

   When-Issued Securities and Forward Commitment Contracts
   The funds may purchase securities on a when-issued or delayed delivery basis or may purchase or sell securities on a forward commitment basis. There is no limit on the portion of the funds' fixed-income investments in these securities. The price of these securities is fixed at the time of the commitment to buy, but delivery and payment can take place a month or more later. During the interim period, the market value of the securities can fluctuate, and no interest accrues to the purchaser. At the time of delivery, the value of the securities may be more or less than the purchase or sale price. To the extent each fund remains fully or almost fully invested (in securities with a remaining maturity of more than one year) at the same time it purchases these securities, there will be greater fluctuations in the fund's net asset value than if the fund did not purchase them.

   Portfolio Turnover

   Each fund will not generally trade in securities for short term profits, but, when circumstances warrant, securities may be purchased and sold without regard to the length of time held. A high turnover rate may increase transaction costs, result in additional capital gain distributions, and reduce fund total return. The funds' portfolio turnover rates are shown in the Financial Highlights table.


   Credit-Quality Considerations
   The credit quality of most bond issues is evaluated by rating agencies such as Moody's and Standard & Poor's. Credit quality refers to the issuer's ability to meet all required interest and principal payments. The highest ratings are assigned to issuers perceived to be the best credit risks. T. Rowe Price research analysts also evaluate all portfolio holdings of each fund, including those rated by outside agencies. Other things being equal, lower-rated bonds have higher yields due to greater risk.

   Table 6 shows the rating scale used by the major rating agencies. T. Rowe Price considers publicly available ratings, but emphasizes its own credit analysis when selecting investments.

ABOUT THE FUNDS                               33

 Table 6  Ratings of Corporate Debt Securities
                                              Moody's        Standard
                                              Investors      & Poor's       Fitch
                                              Service, Inc.  Corporation    IBCA, Inc.             Definition



                                              --------------------------------------------------------------------------------------
  Long Term                                    Aaa            AAA            AAA                    Highest quality

                                              --------------------------------------------------------------------------------------
                                               Aa             AA             AA                     High quality

                                              --------------------------------------------------------------------------------------
                                               A              A              A                      Upper medium grade

                                              --------------------------------------------------------------------------------------
                                               Baa            BBB            BBB                    Medium grade

                                              --------------------------------------------------------------------------------------
                                               Ba             BB             BB                     Speculative

                                              --------------------------------------------------------------------------------------
                                               B              B              B                      Highly speculative

                                              --------------------------------------------------------------------------------------
                                               Caa            CCC, CC        CCC, CC                Vulnerable to default

                                              --------------------------------------------------------------------------------------
                                               Ca             C              C                      Default is imminent

                                              --------------------------------------------------------------------------------------

                                               C              D              DDD, DD, D             Probably in default
                                              Moody's                       S&P                                 Fitch
  Commercial                                   P-1    Superior quality       A-1+   Extremely strong quality     F-1+   Exceptionall
  Paper                                                                      A-1    Strong quality               F-1    strong
                                                                                                                        quality
                                                                                                                        Very strong
                                                                                                                        quality
                                              --------------------------------------------------------------------------------------
                                               P-2    Strong quality         A-2    Satisfactory quality         F-2    Good credit
                                                                                                                        quality
                                              --------------------------------------------------------------------------------------
                                               P-3    Acceptable quality     A-3    Adequate quality             F-3    Fair credit
                                                                             B      Speculative quality          F-5    quality
                                                                             C      Doubtful quality                    Weak credit
                                                                                                                        quality
 -----------------------------------------------------------------------------------------------------------------------------------




 FINANCIAL HIGHLIGHTS
 ----------------------------------------------------------

   Table 7, which provides information about each fund's financial history, is based on a single share outstanding throughout the periods shown. Each fund's section of the table is part of the fund's financial statements, which are included in its annual report and are incorporated by reference into the Statement of Additional Information (available upon request). The total returns in the table represent the rate that an investor would have earned or lost on an investment in each fund (assuming reinvestment of all dividends and distributions and no payment of account or (if applicable) redemption fees). The financial statements in the annual report were audited by the funds' independent accountants, PricewaterhouseCoopers LLP.

T. ROWE PRICE                                 34


 Table 7  Financial Highlights
                                            Year ended May 31
  Income Fund              1997       1998        1999        2000        2001
 ---------------------------------------------------------------------------------------

  Net asset value,
  beginning of period    $ 11.85    $ 11.98    $  13.13    $  13.35    $  13.00
  Income From Investment Activities
  Net investment income    0.51/a/    0.50/a/     0.51/a/     0.54/a/     0.52/a/
                         ----------------------------------------------------------
  Net gains or losses
  on securities (both
  realized and              1.10       1.43        0.31        0.02        0.31
  unrealized)
                         ----------------------------------------------------------
  Total from investment
  operations                1.61       1.93        0.82        0.56        0.83
  Less Distributions
  Dividends (from net      (0.50)     (0.50)      (0.50)      (0.54)      (0.53)
  investment income)
                         ----------------------------------------------------------
  Distributions (from      (0.98)     (0.28)      (0.10)      (0.37)      (0.16)
  capital gains)
                         ----------------------------------------------------------
  Returns of capital          --         --          --          --          --
                         ----------------------------------------------------------
  Total distributions      (1.48)     (0.78)      (0.60)      (0.91)      (0.69)
                         ----------------------------------------------------------
  Net asset value,       $ 11.98    $ 13.13    $  13.35    $  13.00    $  13.14
  end of period
                         ----------------------------------------------------------
  Total return             14.70%/a/  16.61%/a/    6.43%/a/    4.39%/a/    6.54%/a/
  Ratios/Supplemental Data
  Net assets, end of
  period                 $44,368    $85,898    $208,208    $198,885    $246,144
  (in thousands)
                         ----------------------------------------------------------
  Ratio of expenses to      0.95%/a/   0.95%/a/    0.90%/a/    0.90%/a/    0.90%/a/
  average net assets
                         ----------------------------------------------------------
  Ratio of net income       4.38%/a/   4.13%/a/    3.91%/a/    4.06%/a/    4.04%/a/
  to average net assets
                         ----------------------------------------------------------
  Portfolio turnover        44.8%      30.9%       48.9%       45.4%       79.8%
  rate
 ---------------------------------------------------------------------------------------




 /a/
   Excludes expenses in excess of a 90% voluntary expense limitation in effect through May 31, 2002, and expenses in excess of a 0.95% voluntary expense limitation in effect through May 31, 1998.

ABOUT THE FUNDS                               35



 Table 7  Financial Highlights (continued)
                                           Year ended May 31
  Balanced Fund            1997        1998        1999       2000       2001
 --------------------------------------------------------------------------------------

  Net asset value,
  beginning of period    $  12.68    $  14.07    $  15.88   $  16.20   $  16.20
  Income From Investment Operations
  Net investment income     0.42/a/     0.46/a/      0.46       0.50       0.48
                         ---------------------------------------------------------
  Net gains or losses
  on securities (both
  realized and               1.69        2.15        0.81       0.39       0.25
  unrealized)
                         ---------------------------------------------------------
  Total from investment
  operations                 2.11        2.61        1.27       0.89       0.73
  Less Distributions
  Dividends (from net       (0.40)      (0.45)      (0.46)     (0.49)     (0.49)
  investment income)
                         ---------------------------------------------------------
  Distributions (from       (0.32)      (0.35)      (0.49)     (0.40)     (0.71)
  capital gains)
                         ---------------------------------------------------------
  Returns of capital           --          --          --         --         --
                         ---------------------------------------------------------
  Total distributions       (0.72)      (0.80)      (0.95)     (0.89)     (1.20)
                         ---------------------------------------------------------
  Net asset value,       $  14.07    $  15.88    $  16.20   $  16.20   $  15.73
  end of period
                         ---------------------------------------------------------
  Total return              17.21%/a/   19.15%/a/    8.37%      5.68%      4.60%
  Ratios/Supplemental Data
  Net assets, end of
  period                 $205,883    $328,356    $529,691   $611,856   $671,329
  (in thousands)
                         ---------------------------------------------------------
  Ratio of expenses to       1.05%/a/    1.05%/a/    1.00%      0.98%      1.02%
  average net assets
                         ---------------------------------------------------------
  Ratio of net income        3.20%/a/    3.09%/a/    3.01%      3.05%      3.00%
  to average net assets
                         ---------------------------------------------------------
  Portfolio turnover         54.0%       41.5%       34.3%      48.2%      61.5%
  rate
 --------------------------------------------------------------------------------------


 /a/
   Excludes expenses in excess of a 1.05% voluntary expense limitation in effect through May 31, 1998.

 INVESTING WITH T. ROWE PRICE

 Table 7  Financial Highlights (continued)
                                            Year ended May 31
  Growth Fund             1997        1998        1999        2000        2001
 ----------------------------------------------------------------------------------------

  Net asset value,
  beginning of period    $ 13.69    $  15.20    $  18.05    $  19.02    $  19.57
  Income From Investment Operations
  Net investment income    0.27/a/     0.29/a/     0.34/a/     0.33/a/     0.34/a/
                         -----------------------------------------------------------
  Net gains or losses
  on securities (both
  realized and              2.37        3.01        1.40        1.06        0.15
  unrealized)
                         -----------------------------------------------------------
  Total from investment
  operations                2.64        3.30        1.74        1.39        0.49
  Less Distributions
  Dividends (from net      (0.24)      (0.26)      (0.32)      (0.32)      (0.35)
  investment income)
                         -----------------------------------------------------------
  Distributions (from      (0.89)      (0.19)      (0.45)      (0.52)      (1.08)
  capital gains)
                         -----------------------------------------------------------
  Returns of capital          --          --          --          --          --
                         -----------------------------------------------------------
  Total distributions      (1.13)      (0.45)      (0.77)      (0.84)      (1.43)
                         -----------------------------------------------------------
  Net asset value,       $ 15.20    $  18.05    $  19.02    $  19.57    $  18.63
  end of period
                         -----------------------------------------------------------
  Total return             19.89%/a/   22.02%/a/   10.01%/a/    7.49%/a/    2.46%/a/
  Ratios/Supplemental Data
  Net assets, end of
  period                 $67,552    $147,347    $213,631    $270,663    $302,848
  (in thousands)
                         -----------------------------------------------------------
  Ratio of expenses to      1.10%/a/    1.10%/a/    1.10%/a/    1.10%/a/    1.10%/a/
  average net assets
                         -----------------------------------------------------------
  Ratio of net income       2.24%/a/    2.15%/a/    2.00%/a/    1.93%/a/    1.89%/a/
  to average net assets
                         -----------------------------------------------------------
  Portfolio turnover        39.6%       33.3%       36.1%       42.6%       54.8%
  rate
 ----------------------------------------------------------------------------------------



 /a/
   Excludes expenses in excess of a 1.10% voluntary expense limitation in effect through May 31, 2002.

ABOUT THE FUNDS                               37

 ACCOUNT REQUIREMENTS AND TRANSACTION INFORMATION
 ----------------------------------------------------------
                                                       Tax Identification Number

We must have your correct Social Security or tax identification number on a signed New Account Form or W-9 Form. Otherwise, federal law requires the funds to withhold a percentage (currently 30.5%) of your dividends, capital gain distributions, and redemptions, and may subject you to an IRS fine. If this information is not received within 60 days after your account is established, your account may be redeemed at the fund's NAV on the redemption date.

                                                       Transaction Confirmations
We send immediate confirmations for most of your fund transactions, but some, such as systematic purchases and dividend reinvestments, are reported on your account statement. Please review confirmations and statements as soon as your receive them and promptly report any discrepancies to Shareholder Services.


    Employer-Sponsored Retirement Plans and Institutional Accounts T. Rowe Price
                                                    Trust Company 1-800-492-7670
Transaction procedures in the following sections may not apply to employer-sponsored retirement plans and institutional accounts. For procedures regarding employer-sponsored retirement plans, please call T. Rowe Price Trust Company or consult your plan administrator. For institutional account procedures, please call your designated account manager or service representative.


We do not accept third-party checks, except for IRA Rollover checks that are properly endorsed. In addition, T. Rowe Price does not accept purchases made by credit card check.

T. ROWE PRICE                                 38

 OPENING A NEW ACCOUNT
 ----------------------------------------------------------
$2,500 minimum initial investment; $1,000 for retirement plans or gifts or transfers to minors (UGMA/UTMA) accounts ($25,000 minimum initial investment for Summit Funds only)

                                                            Account Registration
If you own other T. Rowe Price funds, be sure to register any new account just like your existing accounts so you can exchange among them easily. (The name and account type would have to be identical.)

                                                                         By Mail

Please make your check payable to T. Rowe Price Funds (otherwise it will be returned) and send your check, together with the New Account Form, to the appropriate address below:


via U.S. Postal Service
T. Rowe Price Account Services P.O. Box 17300 Baltimore, MD 21297-1300

via private carriers/overnight services
T. Rowe Price Account Services Mailcode 17300 4515 Painters Mill Road Owings Mills, MD 21117-4903

                                                                         By Wire
Call Investor Services for an account number and give the following wire information to your bank:

Receiving Bank:  PNC Bank, N.A. (Pittsburgh) Receiving Bank ABA#:  043000096
Beneficiary: T. Rowe Price [fund name] Beneficiary Account: 1004397951 Originator to Beneficiary Information (OBI): name of owner(s) and account number


Complete a New Account Form and mail it to the appropriate T. Rowe Price addresses listed under "By Mail."

Note: Investment will be made, but no services will be established and IRS penalty withholding may occur until we receive a signed New Account Form. Also, retirement plan accounts and IRAs cannot be opened by wire.

ABOUT THE FUNDS                               39

                                                                     By Exchange

Call Shareholder Services or use Tele*Access or your personal computer (see Automated Services under Information About Your Services). The new account will have the same registration as the account from which you are exchanging. Services for the new account may be carried over by telephone request if they are preauthorized on the existing account. For limitations on exchanging, see the explanation of Excessive Trading under Transaction Procedures and Special Requirements.


                                                                       In Person
Drop off your New Account Form at any location listed on the back cover and obtain a receipt.



 PURCHASING ADDITIONAL SHARES
 ----------------------------------------------------------

$100 minimum additional purchase ($1,000 for Summit Funds). For retirement plans, Automatic Asset Builder, and gifts or transfers to minors (UGMA/UTMA) accounts $50, except $100 for Summit Funds.


                                                                 By ACH Transfer

Use Tele*Access or your personal computer or call Shareholder Services if you have established electronic transfers using the ACH system.


                                                                         By Wire

Call Shareholder Services or use the instructions in Opening a New Account.


                                                                         By Mail
 1. Make your check payable to T. Rowe Price Funds (otherwise it may be returned).

 2. Mail the check to us at the following address with either a fund reinvestment slip or a note indicating the fund you want to buy and your fund account number.

 3. Remember to provide your account number and the fund name on the memo line of your check.

via U.S. Postal Service

T. Rowe Price Account Services P.O. Box 17300 Baltimore, MD 21297-1300


/(For //mail via private carriers and overnight services//, see previous / /section.)/

T. ROWE PRICE                                 40

                                                      By Automatic Asset Builder
Fill out the Automatic Asset Builder section on the New Account or Shareholder Services Form.



 EXCHANGING AND REDEEMING SHARES
 ----------------------------------------------------------
                                                                Exchange Service
You can move money from one account to an existing identically registered account or open a new identically registered account. Remember, exchanges are purchases and sales for tax purposes. (Exchanges into a state tax-free fund are limited to investors living in states where the fund is registered.)

                                                                     Redemptions
Redemption proceeds can be mailed to your account address, sent by ACH transfer to your bank, or wired to your bank (provided your bank information is already on file). For charges, see Electronic Transfers-By Wire under Information About Your Services. Please note that large redemption requests initiated through automated services may be routed to a service representative.


If you request to redeem a specific dollar amount, and the market value of your account is less than the amount of your request, we will redeem all shares from your account.


Some of the T. Rowe Price funds may impose a redemption fee of 0.5% to 2% on shares held for less than six months, one year, or two years, as specified in the prospectus. The fee is paid to the fund.


For redemptions by check or electronic transfer, please see Information About Your Services.


                                                                        By Phone
Call Shareholder Services
If you find our phones busy during unusually volatile markets, please consider placing your order by your personal computer or Tele*Access (if you have previously authorized these services), mailgram, or express mail. For exchange policies, please see Transaction Procedures and Special Requirements - Excessive Trading.

ABOUT THE FUNDS                               41

                                                                         By Mail
For each account involved, provide the account name, number, fund name, and exchange or redemption amount. For exchanges, be sure to specify any fund you are exchanging out of and the fund or funds you are exchanging into. T. Rowe Price requires the signatures of all owners exactly as registered, and possibly a signature guarantee (see Transaction Procedures and Special Requirements - Signature Guarantees). Please use the appropriate address below:

For nonretirement and IRA accounts:
via U.S. Postal Service
T. Rowe Price Account Services P.O. Box 17302 Baltimore, MD 21297-1302

via private carriers/overnight services
T. Rowe Price Account Services Mailcode 17302 4515 Painters Mill Road Owings Mills, MD 21117-4903

For employer-sponsored retirement accounts:
via U.S. Postal Service
T. Rowe Price Trust Company P.O. Box 17479 Baltimore, MD 21297-1479

via private carriers/overnight services
T. Rowe Price Trust Company Mailcode 17479 4515 Painters Mill Road Owings Mills, MD 21117-4903

Requests for redemptions from employer-sponsored retirement accounts must be in writing; please call T. Rowe Price Trust Company or your plan administrator for instructions. IRA distributions may be requested in writing or by telephone; please call Shareholder Services to obtain an IRA Distribution Form or an IRA Shareholder Services Form to authorize the telephone redemption service.

T. ROWE PRICE                                 42

 RIGHTS RESERVED BY THE FUNDS
 ----------------------------------------------------------

T. Rowe Price funds and their agents reserve the following rights: (1) to waive or lower investment minimums; (2) to accept initial purchases by telephone or mailgram; (3) to refuse any purchase or exchange order; (4) to cancel or rescind any purchase or exchange order (including, but not limited to, orders deemed to result in excessive trading, market timing, fraud, or 5% ownership) upon notice to the shareholder within five business days of the trade or if the written confirmation has not been received by the shareholder, whichever is sooner; (5) to freeze any account and suspend account services when notice has been received of a dispute between the registered or beneficial account owners or there is reason to believe a fraudulent transaction may occur; (6) to otherwise modify the conditions of purchase and any services at any time; (7) to waive any redemption, small account, maintenance or other fees charged to a shareholder; and (8) to act on instructions reasonably believed to be genuine. These actions will be taken when, in the sole discretion of management, they are deemed to be in the best interest of the fund.


In an effort to protect T. Rowe Price funds from the possible adverse effects of a substantial redemption in a large account, as a matter of general policy, no shareholder or group of shareholders controlled by the same person or group of persons will knowingly be permitted to purchase in excess of 5% of the outstanding shares of a fund, except upon approval of the fund's management.



 INFORMATION ABOUT YOUR SERVICES
 ----------------------------------------------------------
            Shareholder Services 1-800-225-5132 Investor Services 1-800-638-5660 Many services are available to you as a shareholder; some you receive automatically, and others you must authorize or request on the New Account Form. By signing up for services on the New Account Form rather than later on, you avoid having to complete a separate form and obtain a signature guarantee. This section discusses some of the services currently offered.

ABOUT THE FUNDS                               43

Our Services Guide, which we mail to all new shareholders, contains detailed descriptions of these and other services.


Note: Corporate and other institutional accounts require an original or certified resolution to establish services and to redeem by mail. Certain other fiduciary accounts (such as trusts or power of attorney arrangements) require documentation, which may include an original or certified copy of the trust or power of attorney to establish services and to redeem by mail. For more information, call Investor Services.


                                                                Retirement Plans
We offer a wide range of plans for individuals, institutions, and large and small businesses: Traditional IRAs, Roth IRAs, SIMPLE IRAs, SEP-IRAs, Keoghs (profit sharing, money purchase pension), 401(k)s, and 403(b)(7)s. For information on IRAs or our no-load variable annuity, call Investor Services. For information on all other retirement plans, please call our Trust Company at 1-800-492-7670.


                                                  Investing for College Expenses
We can help you save for future college expenses on a tax-advantaged basis.

Education IRAs
Invest up to $500 per year; account earnings are tax-deferred until withdrawn for college.

529 Plans
The T. Rowe Price College Savings Plan (for any U.S. resident) and the University of Alaska College Savings Plan (for Alaska residents) allow you to contribute up to an aggregate account balance of $250,000 per student beneficiary. Earnings are tax-deferred until withdrawn. For more information on tax-related features and the plans' investment approaches, risks, and expenses, call toll-free 1-866-521-1894.


                  Automated Services Tele*Access 1-800-638-2587 24 hours, 7 days Tele*Access

24-hour service via a toll-free number enables you to (1) access information on fund performance, prices, distributions, account balances, and your latest transaction; (2) request checks, prospectuses, services forms, duplicate statements, and tax forms; and (3) buy, sell, and exchange shares in your accounts (see Electronic Transfers in this section).

T. ROWE PRICE                                 44

                                                  Web Address www.troweprice.com

Online Account Access

You can sign up online to conduct account transactions through our Web site on the Internet. If you subscribe to America Online/(R)/, you can access our Web site via keyword "T. Rowe Price" and conduct transactions in your account.

                                                Plan Account Line 1-800-401-3279
This 24-hour service is similar to Tele*Access but is designed specifically to meet the needs of retirement plan investors.


                                                  By Telephone and In Person

Buy, sell, or exchange shares by calling one of our service representatives or by visiting one of our investor center locations whose addresses are listed on the back cover.

                                                            Electronic Transfers
By ACH

With no charges to pay, you can move as little as $100 or as much as $100,000 between your bank account and fund account using the ACH system. Enter instructions via Tele*Access or your personal computer, or call Shareholder Services.


By Wire

Electronic transfers can be conducted via bank wire. There is a $5 fee for wire redemptions under $5,000, and your bank may charge for incoming or outgoing wire transfers regardless of size.


                                                                    Checkwriting

(Not available for equity funds or the High Yield, Emerging Markets Bond, or U.S. Bond Index Funds) You may write an unlimited number of free checks on any money market fund and most bond funds, with a minimum of $500 per check. Keep in mind, however, that a check results in a redemption; a check written on a bond fund will create a taxable event which you and we must report to the IRS.


                                                             Automatic Investing

Automatic Asset Builder

You can instruct us to move $50 ($100 for Summit Funds) or more from your bank account, or you can instruct your employer to send all or a portion of your paycheck to the fund or funds you designate.

Automatic Exchange
You can set up systematic investments from one fund account into another, such as from a money fund into a stock fund.

ABOUT THE FUNDS                               45

 T. ROWE PRICE BROKERAGE
 ----------------------------------------------------------
              To Open an Account 1-800-638-5660 For Existing Brokerage Customers
                                                                  1-800-225-7720
Investments available through our brokerage service include stocks, options, bonds, and others at commission savings over full-service brokers/*/. We also provide a wide range of services, including:

Automated Telephone and Computer Services

You can enter stock and option orders, access quotes, and review account information around the clock by phone with Tele-Trader or via the Internet with Account Access-Brokerage. Any trades entered through Tele-Trader save you an additional 10% on commissions. For stock trades entered through Account Access-Brokerage, you will pay a commission of $19.95 for up to 1,000 shares plus $.02 for each share over 1,000. Option trades entered through Account Access-Brokerage save you 10% over our standard commission schedule. All trades are subject to a $35 minimum commission except stock trades placed through Account Access-Brokerage.


Investor Information

A variety of informative reports, such as our Brokerage Insights series and S&P Market Month newsletter, as well as access to online research tools can help you better evaluate economic trends and investment opportunities.


Dividend Reinvestment Service

If you elect to participate in this service, the cash dividends from the eligible securities held in your account will automatically be reinvested in additional shares of the same securities free of charge. Most securities listed on national securities exchanges or Nasdaq are eligible for this service.


/*Services //v//ary //b//y //f//irm./

/T. Rowe Price// Brokerage is a division of //T. Rowe Price// Investment / /Services, Inc., Member NASD/SIPC./

T. ROWE PRICE                                 46

 INVESTMENT INFORMATION
 ----------------------------------------------------------

To help you monitor your investments and make decisions that accurately reflect your financial goals, T. Rowe Price offers a wide variety of information in addition to account statements. Most of this information is also available on our Web site at www.troweprice.com.

A note on mailing procedures: If two or more members of a household own the same fund, we economize on fund expenses by sending only one fund report and prospectus. If you need additional copies or do not want your mailings to be "householded," please call Shareholder Services at 1-800-225-5132 or write to us at P.O. Box 17630, Baltimore, Maryland 21297-1630.


Shareholder Reports

Fund managers' annual and semiannual reviews of their strategies and performance.


The T. Rowe Price Report
A quarterly investment newsletter discussing markets and financial strategies and including the Performance Update, a review of all T. Rowe Price fund results.

Insights
Educational reports on investment strategies and financial markets.

Investment Guides

Asset Mix Worksheet, College Planning Kit, Diversifying Overseas: A T. Rowe Price Guide to International Investing, Managing Your Retirement Distribution, Personal Strategy Planner, Retirement Readiness Guide, Retirement Planning Kit, and Tax Considerations for Investors.

ABOUT THE FUNDS                               47


 T. ROWE PRICE PRIVACY POLICY
 ----------------------------------------------------------
 In the course of doing business with T. Rowe Price, you share personal and financial information with us. We treat this information as confidential and recognize the importance of protecting access to it.

 You may provide information when communicating or transacting with us in writing, electronically, or by phone. For instance, information may come from applications, requests for forms or literature, and your transactions and account positions with us. On occasion, such information may come from consumer reporting agencies and those providing services to us.

 We do not sell information about current or former customers to any third parties, and we do not disclose it to third parties unless necessary to process a transaction, service an account, or as otherwise permitted by law. We may share information within the T. Rowe Price family of companies in the course of providing or offering products and services to best meet your investing needs. We may also share that information with companies that perform administrative or marketing services for T. Rowe Price, with a research firm we have hired, or with a business partner, such as a bank or insurance company with whom we are developing or offering investment products. When we enter into such a relationship, our contracts restrict the companies' use of our customer information, prohibiting them from sharing or using it for any purposes other than those for which they were hired.

 We maintain physical, electronic, and procedural safeguards to protect your personal information. Within T. Rowe Price, access to such information is limited to those who need it to perform their jobs, such as servicing your accounts, resolving problems, or informing you of new products or services. Finally, our Code of Ethics, which applies to all employees, restricts the use of customer information and requires that it be held in strict confidence.

 This Privacy Policy applies to the following T. Rowe Price family of companies:
 T. Rowe Price Associates, Inc.; T. Rowe Price Advisory Services, Inc.; T. Rowe Price Investment Services, Inc.; T. Rowe Price Savings Bank; T. Rowe Price Trust Company; and the T. Rowe Price Funds.

To help you achieve your financial goals, T. Rowe Price offers a wide range of stock, bond, and money market investments, as well as convenient services and informative reports.
A fund Statement of Additional Information has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. Further information about fund investments, including a review of market conditions and the manager's recent strategies and their impact on performance, is available in the annual and semiannual shareholder reports. To obtain free copies of any of these documents, or for shareholder inquiries, call 1-800-638-5660.

Fund information and Statements of Additional Information are also available from the Public Reference Room of the Securities and Exchange Commission. Infor-mation on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Fund reports and other fund information are available on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov, or by writing the Public Reference Room, Washington D.C. 20549-0102.
 For mutual fund or T. Rowe Price Brokerage information
 Investor Services
 1-800-638-5660

For existing accounts
 Shareholder Services
 1-800-225-5132

For the hearing impaired
 1-800-367-0763

For performance, prices, account information, or to conduct transactions
 Tele*Access/(R)/
 24 hours, 7 days 1-800-638-2587

Internet address
 www.troweprice.com

Plan Account Line
 For retirement plan investors: The appropriate 800 number appears on your retirement account statement.
Investor Centers
 For directions, call 1-800-225-5132 or visit our Web site

Baltimore Area
Downtown
 105 East Lombard Street

Owings Mills
 Three Financial Center 4515 Painters Mill Road

Boston Area
 386 Washington Street Wellesley

Chicago Area
 1900 Spring Road Suite 104 Oak Brook

Colorado Springs
 2260 Briargate Parkway

Los Angeles Area
 Warner Center 21800 Oxnard Street Suite 270 Woodland Hills

New Jersey/New York Area
 51 JFK Parkway, 1st Floor Short Hills, New Jersey

San Francisco Area
 1990 N. California Blvd. Suite 100 Walnut Creek

Tampa
 4200 West Cypress Street 10th Floor

Washington, D.C. Area
Downtown
 900 17th Street, N.W. Farragut Square

Tysons Corner
 1600 Tysons Boulevard Suite 150
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202
                                                                 C11-040 10/1/01
1940 Act File No. 811-07173